Exhibit 10.3

PHATHOM PHARMACEUTICALS, INC.

amended and restated Non-Employee DIRECTOR COMPENSATION PROGRAM

(effective as of January 1, 2026)

Non-employee members of the board of directors (the “Board”) of Phathom Pharmaceuticals, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2019 Incentive Award Plan (the “Equity Plan”) and shall be effective on the Effective Date. Except as provided herein, the cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Equity Plan.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board (the “Annual Retainer”). Notwithstanding the foregoing, the Annual Retainer that each Non-Employee Director shall be entitled to receive shall not exceed the 70th percentile of the annual cash retainers paid by members of the Company’s then-applicable peer group approved by the Board used for purposes of assessing the Company’s non-employee director compensation (the “Peer Group”).

(b) Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $40,000 for such service.

(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears on a semi-annual basis not later than the forty-fifth day following the end of every other calendar quarter (i.e., August 15 and February 15). In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all equity awards are hereby subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive an initial equity award under the Equity Plan in such amount(s) and on such terms as authorized by the Board, which equity award shall be granted on the date of such initial election or appointment. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” Notwithstanding the foregoing, the value of any Initial Award granted to a Non-Employee Director shall not, as of the date of the approval of the grant, exceed two times (2x) the value of the Subsequent Awards (as defined below) most recently granted to the Company’s incumbent Non-Employee Directors. No Non-Employee Director shall be granted more than one Initial Award.

(b) Subsequent Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders after the Effective Date and has been serving as a Non-Employee Director for at least six months as of the date of such meeting, and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an annual equity award under the Equity Plan in such amount(s) and on such terms as authorized by the Board, which equity award shall be granted on the date of such annual meeting. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” Notwithstanding the foregoing, the value of any Subsequent Award granted to each Non-Employee Director shall not, as of the date of the approval of the grant, exceed the 70th percentile of the value of annual equity compensation granted to non-employee directors of the Peer Group. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d) Terms of Awards Granted to Non-Employee Directors

(i) Purchase Price. The per share exercise price of each stock option granted to a Non-Employee Director shall equal the Fair Market Value of a share of common stock on the date the stock option is granted.

(ii) Vesting. Unless otherwise determined by the Board, one-third of each Initial Award shall vest and become exercisable on the one (1)-year anniversary of the date of grant, and the remainder will vest in substantially equal quarterly installments over the twenty-four (24) months thereafter, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Subsequent Award shall vest and/or become exercisable on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company's stockholders, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Unless the Board otherwise determines, no portion of an Initial Award or Subsequent Award which is unvested and/or not exercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and/or exercisable thereafter. Upon a Change in Control, all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Plan or any award agreement.

(iii) Term. The term of each stock option granted to a Non-Employee Director shall be ten (10) years from the date the stock option is granted, subject to earlier termination to the extent set forth in the applicable award agreement.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

4. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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